EXHIBIT 10.2
Confidential

July 22, 2026

Joel Edwards

Dear Joel:
We are pleased to inform you that Coastal Community Bank (the “Bank”) and Coastal Financial Corporation (the “Holding Company,” and together with the Bank, the “Company”) have decided to extend this offer of employment to you as Interim Chief Financial Officer of the Company, subject to the terms identified below. This letter sets forth the terms of the offer that, if you accept, will govern your interim employment with the Company.
Job Title: Interim Chief Financial Officer (Interim CFO) of the Company
Start Date: August 15, 2026 (or a mutually agreed upon date)
Reports to: Chair of the Audit Committee and Chair of the Board of Directors
Term: This appointment is for a limited, temporary period, anticipated to be approximately three (3) months from the Start Date. Any extension is subject to agreement between the parties.
Salary: $100,000 per month, payable in accordance with the Company’s standard payroll practices and prorated for any partial month of service based on the number of calendar days of service during such month.
Health and Welfare Benefits: You will be eligible to participate in the Company’s health and welfare benefit plans on the same basis as other similarly situated executives, subject to the terms and conditions of such plans. Eligibility for benefits begins the first day of the month following your start date.
Confidentiality:
You agree that, during your interim engagement and at all times thereafter, you will not disclose, nor will you use for your benefit or the benefit of any other person, any of the non-public information regarding the business of the Holding Company, the Bank, or any affiliate to which you are or were entrusted with access during your employment (the “Confidential Information”), including but not limited to: (i) customer information, including customer lists and other nonpublic information regarding customers, such as customer contact information, contract terms, customer files, and information regarding customer history, needs, and preferences, and information designated by customers to be kept confidential; (ii) financial information, such as financial plans and earnings and other performance figures, cost and profitability information, and pricing; (iii) strategies, marketing, and other strategic plans; and (iv) personnel files and information. Confidential Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by you. The obligations in this section with respect to a particular piece of Confidential Information will remain in effect until that piece of information enters the public domain through no breach of contract, duty, or other obligation. You will not, during your interim engagement and at all times thereafter, disclose any knowledge of the past, present, planned, or considered business activities of the Holding Company, the Bank, or their affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, you may disclose any knowledge of banking, financial, and/or economic principles, concepts, or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company and the Bank.

Nothing in this letter or in any agreement between you and the Company prohibits you from: (A) voluntarily communicating with your attorney; (B) initiating communications with, responding to an inquiry from, volunteering information to, providing testimony before, or participating in any investigation or proceeding before the Securities and Exchange Commission (the “SEC”), Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, Congress, or any federal or state agency, governmental body, or law enforcement, regulatory, or self-regulatory authority, regarding this letter and its underlying facts and circumstances, or in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, without prior notice to or authorization from the Company to make any such reports or disclosures or to participate or cooperate in this way; (C) testifying in or disclosing information to a court or other administrative or legislative body in response to a subpoena, court order, or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted); (D) reporting securities law violations to the SEC under the Dodd-Frank Act, and recovering a whistleblower award as permitted under applicable law; and (E) disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, in each case, without advance notice to the Company (collectively, the “Permitted Disclosures”).
In addition, you understand that you may be entitled to immunity from liability under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), for certain disclosures of trade secrets; provided that such disclosure (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to court order.
Tax Matters. Taxes will be withheld by the Company as appropriate under applicable tax requirements for any payments or deliveries under this letter. This letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) (“Section 409A”). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this letter must be modified to comply with Section 409A (including Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this letter will comply with Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A, the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts and benefits that would otherwise be provided pursuant to this letter or any other arrangement between you and the Company during the six-month period immediately after your Separation from Service (as defined in Treasury Regulation 1.409A-1) will instead be paid on the first business day after the six month anniversary of Separation from Service (or, if earlier, your date of death).
Entire Agreement: This letter, together with its terms, constitutes the entire agreement between you and the Company regarding the subject matter of your interim engagement as Interim Chief Financial Officer, and supersedes all prior discussions and understandings relating to that subject matter. Nothing in this letter is intended to, or shall be construed to, supersede, modify, or replace any arrangements between you and the Company relating to your prior employment with the Company, including any restrictive covenant, confidentiality, non-disparagement, or other continuing obligation to which you may otherwise be or remain subject, each of which shall remain in full force and effect in accordance with its terms.

At Will Employment: You agree that your employment can be terminated with or without cause, and with or without notice at any time, at the option of either yourself or the Company. Nothing in this letter shall be construed as a guarantee of employment for any specific duration.
Governing Law: This letter will be governed by and construed in accordance with the laws of the State of Washington.
Amendment; Counterparts. No provision of this letter may be amended or modified by a party unless the amendment or modification is agreed to in writing and signed by both parties. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
If these terms are agreeable to you, please sign and date this letter in the appropriate space at the bottom and return it to me. We hope you accept this offer and we look forward to welcoming you back. Should you have any questions or need additional information, please call me.
Sincerely,
______________________________
Chris Adams
Chair of the Board of Directors
Agreed and Accepted:
______________________________
Joel Edwards
Date: _______________